Exhibit 15

November 8, 2007

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Re:    Ford Motor Company Registration Statements Nos. 33-39402, 33-54348, 33-55847, 33-62227, 333-02735, 333-20725, 333-31466, 333-46295, 333-47733, 333-56660, 333-57596, 333-58697, 333-65703, 333-71380, 333-74313, 333-85138, 333-87619, 333-104063, 333-113584, 333-123251, 333-138819, 333-138821 and 333-140998 on Form S-8 and Nos. 333-75214 and 333-139149 on Form S-3.

Commissioners:

We are aware that our report dated November 8, 2007 on our review of interim financial information of Ford Motor Company (the "Company") for the three-month and nine-month periods ended September 30, 2007 and 2006 and included in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2007 is incorporated by reference in the aforementioned Registration Statements.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Detroit, Michigan

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